EXHIBIT 99.1

CONTACT: JOSEPH MACNOW

(201) 587-1000

210 Route 4 East

Paramus, NJ 07652

FOR IMMEDIATE RELEASE –May 24, 2007

Vornado Completes Acquisition of 70% Controlling Interests in

1290 Avenue of the Americas and 555 California Street

PARAMUS, NEW JERSEY,...Vornado Realty Trust (NYSE:VNO) announced today that it has completed its previously announced acquisition of a 70% controlling interest in 1290 Avenue of the Americas, a 2.0 million square foot Manhattan office building, located on the entire blockfront between 51st and 52nd Streets on Avenue of the Americas, and the 555 California Street office complex containing 1.8 million square feet, known as the Bank of America Center, located at California and Montgomery Streets in San Francisco’s financial district.

The purchase price for Vornado’s 70% interest in the real estate was approximately $1.807 billion, consisting of $1.010 billion of cash and $797 million of existing debt. The preliminary allocation of the purchase price is approximately $775 per square foot for 1290 Avenue of the Americas and approximately $575 per square foot for 555 California Street, based on current measurement of the buildings.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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